ADMINISTRATIVE SERVICES AGREEMENT

         This Administrative Services Agreement is made as of this 1st day of January, 1999 by and between The AAL Mutual Funds, a Massachusetts business trust (the "Fund") and Aid Association for Lutherans, a Wisconsin Corporation ("AAL" "Administrator").

         WHEREAS, AAL has offered to provide fund accounting and pricing services to the Fund at a fair and reasonable price and the Fund desires to have AAL provide such services; and

         WHEREAS, a majority of the Trustees of the Fund and a majority of the disinterested Trustees of the Fund have approved this Agreement between AAL and the Fund, and in so approving the Agreement made the following findings:

a.   The Agreement is in the best interest of the Fund and its Shareholders;

b. The services to be performed pursuant to the Agreement are services required for the operation of the Fund;

c. AAL can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and

d. The fees for such services are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

         WHEREAS, the Fund is authorized to issue shares in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Fund desires AAL to render the services to the Fund in the manner and on the terms and conditions hereinafter set forth with respect to each of the Fund's series identified on Schedule B attached hereto, as modified from time to time by the mutual consent of the parties.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services. The Fund hereby engages AAL, and AAL accepts such engagement, to perform accounting and pricing services for the Fund as described in more detail on Schedule A, as the same may be modified from time to time by vote of a majority of the Fund's Trustees including a majority of those who are not interested persons of AAL (the "Services"). The Fund agrees that AAL shall have ready access to the Fund's agents, books, records, financial information, management and resources at such times and for such periods as AAL deems necessary to perform the Services.


2.   Rate of Payment for the Services.

     2.1 Contract Price. The Fund agrees to pay AAL for the Services at such rate, not to exceed the rates charged by unaffiliated vendors for comparable Services, as may be approved annually by a majority of the Fund's Trustees, including a majority of Trustees who are not parties to this Agreement or interested persons of AAL (the "Contract Price")(Schedule C). The Fund shall also pay all expenses, as set forth in Section 2.2 below, applicable taxes, duties and charges (including sales, use and excise taxes) levied or assessed as a result of this Agreement, except those taxes measured solely by the net income of AAL. The Contract Price shall be payable monthly within ten
          (10) days of the date of invoice. The Contract Price shall be adjusted annually by mutual agreement.

     2.2 Reimbursement for Expenses. Subject to the Fund's prior approvals, AAL shall be paid by the Fund for actual expenses and costs incurred by AAL in the performance of the Services, including, but not limited to, long distance telephone calls, postage, computer time and supplies.

3. Employees. All personnel assigned by AAL to perform the Services will be employees of AAL or its affiliates. AAL will be considered, for all purposes an independent contractor, and it will not, directly or indirectly, act as an agent, servant or employee of the Fund, or make any commitments or incur any liabilities on behalf of the Fund without its prior written consent.

4. Administrator Use of the Services of Others. AAL may (at its costs except as contemplated by Paragraph 2.2 of this Agreement) employ, retain or otherwise avail itself of the Services or facilities of other persons or organizations for the purpose of providing the Fund with such information or Services as it may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, or in the discharge of its overall responsibilities with respect to the Services to be provided to the Fund.

5. Ownership of Records. All records required to be maintained and preserved by the Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Investment Company Act of 1940 (the "Act") and maintained and preserved by AAL on behalf of the Fund are the property of the Fund and will be surrendered by AAL promptly on request by the Fund.

6. Reports to Fund by AAL. AAL shall provide the Fund, at such times as the Fund may reasonably require, with reports relating to the Services provided by AAL under this Agreement. Such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund.

7. Services to Other Clients. Nothing herein contained shall limit the freedom of AAL or any affiliated person of AAL to render investment advice or corporate administrative services to other investment companies, to act as investment advisor or investment counselor to other persons, firms or corporations, or to engage in other business activities.

8. Limitation of Liability of AAL. Neither AAL, nor any of its officers, directors, or employees, not any person performing administrative or other functions for the Fund (at the direction or request of AAL) in connection with Administrator discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or negligence in the performance of its or their duties on behalf of the Fund or from reckless disregard by AAL or any such person of the duties of AAL under this Agreement.

9. Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall be submitted for approval to the Board of Trustees and will continue in effect from year to year as it pertains to each such series, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the Board of Trustees of the Fund including a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons of any such party; and (b) AAL shall not have notified the Fund, in writing, at least 60 days prior to October 31, 1999 or prior to October 31 of any year thereafter, that it does not desire such continuation. AAL shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

10. Amendment and Assignment of Agreement. This Agreement may only be amended or assigned either as it pertains generally to all of the series or as it pertains to a particular series by a written agreement by each party.

11. Termination of Agreement. This Agreement may be terminated by any party hereto either as it pertains generally to all of the series or as it pertains to a particular series, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of each series affected by such termination.

12.  Miscellaneous.

     12.1 Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     12.2 Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

     12.3 Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment," and "affiliated person," as used in Paragraphs 1, 2.1, 7, 9, 10, and 11 hereof, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     12.4 Governing Law. This Agreement shall be construed and governed by the laws of the state of Wisconsin.

     12.5 Amendment. This Agreement, including the Schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

     12.6 Notices. All communications or notices required permitted by this Agreement shall be in writing and shall be deemed to have been give at the earlier of the date when actually delivered to an officer of a party or when deposited in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, and addressed to the principal place of business of such parties notifies the parties in accordance with this section of change of address.

     12.7 Entire Agreement. This Agreement together with the Schedules hereto constitutes the entire agreement between the Fund and AAL with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

     12.8 Enforceability. The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions.

     12.9 Scope of Agreement. If the scope of any of the provisions of the Agreement is to broaden any respect whatsoever to prevent enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to the law.

     12.10 Agreement Binding Only on Trust Property. AAL understands that the obligations of this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund's property; AAL represents that it has notice of the Fund's Declaration of Trust disclaiming shareholder liability for acts and obligations of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                             THE AAL MUTUAL FUNDS


                                             By: /s/Ronald G. Anderson
                                                 -----------------------------
                                                 Ronald G. Anderson, President



                                             AID ASSOCIATION FOR LUTHERANS


                                             By: /s/John O. Gilbert
                                                 -----------------------------
                                                 John O. Gilbert, President

                                   SCHEDULE A

         Services to be performed by AAL:

1. Portfolio Accounting Services. AAL shall provide the following portfolio accounting and reporting services for each series of the Fund covered by this Agreement:

     (a) Maintain daily portfolio records for each series on a trade date basis using security trade information obtained by it as Investment Advisor to the Fund, or communicated from a Sub-Advisor for the series;

     (b) On each business day record the prices of the portfolio positions of each series as obtained from a source approved by the Board of Trustees;

     (c) Record interest and dividend accrual balances each business day on the portfolio securities of each series and calculate and record each series' gross earnings on investments for that day;

     (d) Determine gains and losses on portfolio security sales on a daily basis for each series and identify such gains and loses as short-short, short or long-term. Account for periodic distributions of gain to shareholders of each series and maintain undistributed gain or loss balances as of each business day; and

     (e) Provide each series with portfolio-based reports on the foregoing on a periodic basis as mutually agreed upon between the Board of Trustees and AAL.

2. Expense Accrual. AAL shall provide accounting and reporting services relating to the accrual of expenses as described below for each series of the Fund covered by this agreement:

     (a) On each business day, calculate the amounts of expense accrual for each series according to the methodology, rate or dollar amount specified by the Board of Trustees;

     (b) Account for expenditures and maintain expense accrual balances for each series at a level of accounting detail specified by the Board of Trustees;

     (c) Conduct periodic expense accrual reviews for each series as requested by the Board of Trustees comparing actual expenses to accrual amounts; and

     (d) Issue periodic reports for each series detailing expense accruals and payments at the times requested by the Board of Trustees.

3. Valuation and Financial Reporting Services. AAL shall provide accounting and reporting services relating to the net asset value of each series of the Fund's covered by this Agreement as described below:

     (a)  Account  for  purchases,   sales,   exchanges,   transfers,   dividend
          reinvestments and other activity relating to the shares of each series as reported by the Fund's Transfer Agent on a daily basis;

     (b) Provide the Investment Advisor and were applicable, the Sub Advisor a daily report of cash reserves available for short term investing;

     (c) Record daily the net investment income (earnings) for each series. Account for periodic distributions of earnings to shareholders of each series and maintain undistributed net investment income balances as of each business day;

     (d) Maintain a general ledger for each series in the form specified by the Board of Trustees and produce a set of financial statements for each series as requested from time to time by the Board of Trustees;

     (e) On each business day of the Fund determine the net asset value of each series in accordance with the accounting policies and procedures described in the current Prospectus of the Fund;

     (f) On each business day of the Fund, calculate the per share net asset value, per share net earnings and other per share amounts reflective of the operations of each series on the basis of the number of shares outstanding as reported by the Transfer Agent;

     (g) Issue daily reports detailing such per share information of each series to such persons (including the Transfer Agent and AAL Distributors, Inc. as Distributor of the Fund's shares) as directed by the Board of Trustees; and

     (h) Issue to the Board of Trustees monthly reports which document the adequacy of the accounting detail necessary to support month-end ledger balances for each series.

4. Tax Accounting Services. AAL shall provide the following tax accounting services for each series of the Fund covered by this Agreement:

     (a) Maintain tax accounting records for the investment portfolio of each series necessary to support IRS tax reporting requirements for regulated investment companies;

     (b)  Maintain tax lot detail for the investment portfolio of each series;

     (c) Calculate taxable gains and losses on sales of portfolio securities for each series using the tax cost basis defined for the particular series;

     (d) Issue reports to the Transfer Agent of each series detailing the taxable components of income and capital gains distributions as necessary to assist such Transfer Agent in issuing reports to shareholders; and

     (e) Provide any other reports relating to tax matters for each series as reasonably requested from time to time by the Board of Trustees.

                                   SCHEDULE B

                            Effective January 1, 1999



                           The AAL Capital Growth Fund

                                The AAL Bond Fund

                           The AAL Municipal Bond Fund

                            The AAL Money Market Fund

                           The AAL Mid Cap Stock Fund

                          The AAL Small Cap Stock Fund

                           The AAL International Fund

                           The AAL Equity Income Fund

                              The AAL Balanced Fund

                            The High Yield Bond Fund

           The AAL U.S. Government Zero Coupon Target Fund Series 2001

           The AAL U.S. Government Zero Coupon Target Fund Series 2006

                                   SCHEDULE C

                              CONTRACT FEE SCHEDULE

                            EFFECTIVE JANUARY 1, 1999





The AAL Capital Growth Fund                                      $40,000

The AAL Bond Fund                                                $40,000

The AAL Municipal Bond Fund                                      $40,000

The AAL Money Market Fund                                        $40,000

The AAL Mid Cap Stock Fund                                       $40,000

The AAL Small Cap Stock Fund                                     $40,000

The AAL International Fund                                       $45,000

The AAL Equity Income Fund                                       $40,000

The AAL Balanced Fund                                            $40,000

The High Yield Bond Fund                                         $40,000

The AAL U.S. Government Zero Coupon Target Fund, Series 2001     $  2,500

The AAL U.S. Government Zero Coupon Target Fund, Series 2006     $  2,500





                                 AMENDMENT NO. 1
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT


The Administrative Services Agreement between The AAL Mutual Funds and Aid Association for Lutherans, effective January 1, 1999, is hereby amended, effective December 31, 1999, as follows:

     1. Schedule B, List of Funds, is modified to add The AAL Large Company Index Fund, The AAL Mid Cap Index Fund, and The AAL Bond Index Fund. A revised Schedule B, effective as of the date of this Amendment No. 1, is attached and incorporated herein.

     2. Schedule C, Contract Fee Schedule, is modified to add The AAL Large Company Index Fund, The AAL Mid Cap Index Fund, and The AAL Bond Index Fund. Schedule C, Contract Fee Schedule is further modified to reduce the fees for The AAL U.S. Government Zero Coupon Target Series Fund, Series 2001 and The AAL U.S. Government Zero Coupon Target Series Fund, Series 2006. A revised Schedule C, effective as of the date of this Amendment No. 1, is attached and incorporated herein.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be signed by the respective officers effective as of December 31, 1999.



ATTEST:                                      THE AAL MUTUAL FUNDS


By: /s/Frederick D. Kelsven                  By: /s/Robert G. Same
    -------------------------------              -------------------------------
    Frederick D. Kelsven                         Robert G. Same


ATTEST:                                      AID ASSOCIATION FOR LUTHERANS


By: /s/Woodrow E. Eno                        By: John O. Gilbert
    -------------------------------              -------------------------------
    Woodrow E. Eno                               John O. Gilbert





                                   SCHEDULE B

                                  LIST OF FUNDS

                           EFFECTIVE DECEMBER 31, 1999


1.       The AAL Capital Growth Fund

2.       The AAL Bond Fund

3.       The AAL Municipal Bond Fund

4.       The AAL Money Market Fund

5.       The AAL Mid Cap Stock Fund

6.       The AAL Small Cap Stock Fund

7.       The AAL International Fund

8.       The AAL Equity Income Fund

9.       The AAL Balanced Fund

10.      The AAL High Yield Bond Fund

11.      The AAL U.S. Government Zero Coupon Target Fund, Series 2001

12.      The AAL U.S. Government Zero Coupon Target Fund, Series 2006

13.      The AAL Large Company Index Fund

14.      The AAL Mid Cap Index Fund

15.      The AAL Bond Index Fund




                                   SCHEDULE C

                              CONTRACT FEE SCHEDULE

                           EFFECTIVE DECEMBER 31, 1999


1.       The AAL Capital Growth Fund                                  $40,000

2.       The AAL Bond Fund                                            $40,000

3.       The AAL Municipal Bond Fund                                  $40,000

4.       The AAL Money Market Fund                                    $40,000

5.       The AAL Mid Cap Stock Fund                                   $40,000

6.       The AAL Small Cap Stock Fund                                 $40,000

7.       The AAL International Fund                                   $45,000

8.       The AAL Equity Income Fund                                   $40,000

9.       The AAL Balanced Fund                                        $40,000

10.      The AAL High Yield Bond Fund                                 $40,000

11.      The AAL U.S. Government Zero Coupon Target Fund, Series 2001 $1,000

12.      The AAL U.S. Government Zero Coupon Target Fund, Series 2006 $1,000

13.      The AAL Large Company Index Fund                             $35,000

14.      The AAL Mid Cap Index Fund                                   $35,000

15.      The AAL Bond Index Fund                                      $35,000